Exhibit 99.1

Forefront Names Stan Harris as Chief Executive Officer

Veteran Executive Brings Cross-Industry Expertise in Managing Premium Brand Portfolio

SPRINGFIELD, Tenn.—(BUSINESS WIRE)—Forefront Holdings, Inc. (OTCBB: FOFH—News) has named J. Stan Harris as chief executive officer of Forefront Group, according to Richard M. Gozia, Chairman of the Board.

“Over the past three years, we have accumulated a portfolio of premium golf brands, including Datrek and Burton golf bags, Devant golf towels, and Miller accessories,” said Gozia. “We also have assembled a strong management team with deep roots in the golf industry. Stan will complement this group’s experience by providing over twenty-five years of significant cross-functional expertise in managing a similar premium brand portfolio.”

“Stan has proven skills and ability to lead and grow a company with multiple high end brands that serve a variety of consumer demographic profiles,” added Gozia. “That fits perfectly with Forefront.”

Harris previously directed all disciplines of operations, finance, sales and marketing, human resources, risk management and information technology as president for TJM Restaurant Management, a Louisiana-based operator of multiple restaurant chains including Ruth’s Chris Steak Houses, Ruffino’s Italian Restaurant, TJ Ribs and Ninfa’s Mexican Restaurant. Under Harris’ leadership, over 16 years, TJM experienced compounded annual sales growth of 12%.

“I’m pleased to be asked to lead Forefront at this very exciting time for the company,” said Harris. “There is tremendous opportunity here, and I’m confident we will be successful in taking this company to new levels of growth and performance.”

About Forefront

Forefront Group, Inc., is a leading supplier of golf bags and accessory products. The company and its subsidiaries have been designing, manufacturing, decorating, and marketing premium quality golf accessory products since 1907. Forefront owns the Burton Golf, Datrek, Devant Sport Towels, Miller Golf and Sir Christopher Hatton brands and has licensing and/or distribution agreements with the NCAA, NFL/Wilson Sporting Goods, PGA TOUR, Champions Tour, LPGA, Nationwide Tour, Ryder Cup, and Top of the World Headwear. Forefront services over 10,000 points of sale through multiple distribution channels offering a wide selection of products. More information can be found at www.Forefrontgolf.com.

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